EXHIBIT 99.1

August 30, 2017

Dear Advisors, Partners and Investors,

Steadfast Income REIT, Inc. would like to provide an update regarding the well-being of our Houston-area residents and the condition of our properties after the weekend’s devastating hurricane.

First and foremost, we are incredibly thankful that we have not had any injury reports from residents or on-site team members at our properties at this time. Initial reports from our management team indicate that less than 5% of the nearly 2,700 apartment homes we own in the Houston area sustained some minor damage from roof leaks and water intrusion. We will begin clean-up and repair efforts as soon as it is possible to safely do so, and we will work diligently to minimize the disruption for any displaced residents.

While it is still too early to calculate repair costs, we are in communication with the respective government agencies and insurance carriers, and will seek to process any claims in accordance with our coverage.

At Steadfast Companies, we have a long history of contributing time, talents and financial support to the victims of similar disasters like hurricanes Sandy and Katrina as well as the tsunami in Japan and the earthquakes in Nepal. This time, however, the news hit very close to home for us. While we are fortunate to have thus far sustained only minimal damage to our REIT-owned apartment communities, we are proud that our Steadfast family has already risen to the occasion and started to pull together resources and donations to help the tens of thousands of families impacted by this storm.

As is the case anytime a natural disaster hits, the areas ravaged by the disaster have both immediate needs and more long-range needs. To that end, we are identifying a charitable effort geared towards helping Texans on their long path to recovery. Additionally, there are several relief organizations like the American Red Cross, Salvation Army and Feed the Children that are working in the area and have set up relief funds for the hurricane victims.

We thank you for your continued support.

Best regards,

Steadfast Companies
Steadfast Income REIT